EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-233082) and the Registration Statement (Form S-8 No. 333-205942), each pertaining to the 2015 Equity Incentive Plan and 2014 Equity Incentive Plan, and in the Registration Statement on Form S-3 (No. 333-233434) for the registration of common stock, preferred stock, warrants, debt securities and units of our report dated March 25, 2020, with respect to the consolidated financial statements of NantKwest, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2019.

/s/ Ernst & Young LLP

Los Angeles, California
March 25, 2020